Exhibit 99.1

Innoviva Reports Second Quarter 2026 Financial Results; Highlights Recent Company Progress

IST achieved U.S. net product sales of $36.6 million in the second quarter, representing 26% year-over-year growth

Royalties portfolio generated $59.8 million in second quarter revenue

Launch of wholly-owned Strategic Healthcare Asset, Nortiva Bio, focused on novel extended-release drug delivery technology

BURLINGAME, Calif. – Aug 5, 2026 – Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” or the “Company”), a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets, today reported financial results for the second quarter ended June 30, 2026, and highlighted select corporate progress and achievements.

“Innoviva delivered another strong quarter, supported by durable cash generation from our royalty portfolio and continued excellent commercial momentum at IST, which achieved 46% year-over-year net product sales growth, including 26% growth in U.S. sales. We remain on track to achieve at least $150 million in IST U.S. net product sales in 2026, reflecting the differentiation of our marketed critical care and infectious disease portfolio and robust execution,” said Pavel Raifeld, Chief Executive Officer of Innoviva.

“Recently, we also advanced several growth opportunities. This quarter, we announced a commercialization and licensing agreement with Dr. Reddy’s Laboratories, expanding access to our top-performing antibiotic, XACDURO, in emerging markets. Additionally, we launched Nortiva Bio, a novel platform for long-acting oral medicine delivery, with large upside potential.”

“Overall, we have been pleased with progress across our healthcare asset portfolio, despite market volatility. Our continued activity under the share repurchase program reflects our sustained conviction in the long-term prospects of our diversified business model — one that combines durable cash generation, strong operating revenue growth, and value creation in high-potential strategic opportunities.”

Financial Highlights for the Second Quarter of 2026

•	Total revenue: $119.6 million, representing 19% year-on-year growth compared to $100.3 million for the second quarter of 2025.

•

Royalty revenue: gross royalty revenue from Glaxo Group Limited (“GSK”) remains stable at $59.8 million in the second quarter of 2026, a 2% increase compared to $58.6 million in the first quarter of 2026.

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Net product sales: $51.8 million ($36.6 million U.S. and $15.2 million ex-U.S.), representing 46% growth compared to $35.5 million in the second quarter of 2025. U.S. net product sales primarily consisted of $21.0 million from GIAPREZA®, $12.0 million from XACDURO®, and $3.3 million from XERAVA®.

•	Income from operations: $50.9 million, compared to $48.8 million for the second quarter of 2025, reflecting higher net product sales and continued operating discipline.

•

Equity and long-term investments: net unfavorable changes in fair value of equity and long-term investments totaled $161.0 million, primarily attributable to a lower share price of Armata Pharmaceuticals. Innoviva’s strategic healthcare investments were valued at $669.5 million as of June 30, 2026, and consisted of $457.7 million in Armata Pharmaceuticals, $177.3 million in other strategic equity and convertible debt, and $34.5 million held by ISP Fund.

•	Net income: net loss of $83.4 million, or $1.14 basic loss per share, driven primarily by decrease in fair value of equity and long-term investments.

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Cash and cash equivalents: Totaled $570.4 million. Royalty and net product sales receivables totaled $110.6 million as of June 30, 2026, a 25% year-on-year increase compared to $88.3 million for the second quarter of 2025.

Key Business and R&D Highlights

•

XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use: a targeted antibacterial treatment for patients with hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia (HABP/VABP) caused by susceptible isolates of Acinetobacter baumannii-calcoaceticus complex.

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During the second quarter, IST entered into an exclusive distribution and licensing agreement with Dr. Reddy’s Laboratories Ltd., a global pharmaceutical company, for the development and commercialization of XACDURO® in South and Central America, the Caribbean, Russia and Commonwealth of Independent States countries.

•	Strategic Healthcare Assets

•

During the second quarter, Innoviva launched Nortiva Bio (a wholly owned subsidiary), to advance the proprietary LYNX™ long-acting oral drug delivery platform. The LYNX platform is designed to transform daily oral medicines into less frequent dosing regimens, including once-weekly or once-monthly therapies. The platform is designed to improve patient adherence, stabilize drug exposure, and enhance clinical and commercial value by enabling less frequent oral dosing.

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Nortiva is advancing a lead once-monthly oral drug therapy development program (via support from the Gates Foundation) and building an external partnering pipeline to enable the development of long-acting oral versions of branded and generic therapies.

•	Capital Allocation

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During the second quarter of 2026, Innoviva repurchased 1,403,247 shares for $31.4 million under its $125 million share repurchase program. Since inception, and through the end of the second quarter, the Company has repurchased 2,602,168 shares for $56.4 million, reflecting the Company’s continued confidence in its intrinsic value and long-term outlook.

•	During the second quarter of 2026, Innoviva continued to support companies in its strategic healthcare asset portfolio with $55.0 million aggregate capital commitment.

About Innoviva

Innoviva is a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”). Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva’s critical care and infectious disease assets under the IST platform include GIAPREZA® (angiotensin II) for increasing blood pressure in adults with septic or other distributive shock, XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use for the treatment of adults with hospital-acquired and ventilator-associated bacterial pneumonia caused by susceptible strains of Acinetobacter baumannii-calcoaceticus, XERAVA® (eravacycline) for the treatment of complicated intra-abdominal infections in adults, ZEVTERA (ceftobiprole), an advanced-generation cephalosporin antibiotic licensed from Basilea Pharmaceutica International Ltd, Allschwil, and NUZOLVENCE® (zoliflodacin), approved by the FDA for the oral treatment of uncomplicated urogenital gonorrhea in adults and pediatric patients 12 years of age and older weighing at least 35 kg. For more information about Innoviva, go to www.inva.com. For information about Innoviva Specialty Therapeutics, go to www.innovivaspecialtytherapeutics.com.

ANORO®, RELVAR® and BREO® are trademarks of the GSK group of companies. ZEVTERA is a trademark of Basilea Pharmaceutica Ltd, Allschwil.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®, GIAPREZA®, XERAVA®, XACDURO®, ZEVTERA® and NUZOLVENCE® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives); the timing, manner, and amount of potential capital returns to shareholders; the development of the LYNX® platform; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the timing, manner and amount of capital deployment, including potential capital returns to stockholders; and risks related to the Company’s growth strategy. Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Royalty revenue, net (1)	$56,334	$63,880	$111,501	$121,687
Net product sales	51,771	35,493	93,142	65,772
License and other revenue	11,486	910	12,942	1,456

Total revenue	119,591	100,283	217,585	188,915

Cost of products sold (inclusive of amortization of inventory fair value adjustments)	22,349	10,590	37,956	19,432
Amortization of acquired intangible assets	6,626	6,547	13,180	13,022

Gross profit	90,616	83,146	166,449	156,461

Operating expenses:
Selling, general and administrative	34,571	26,412	67,009	53,903
Research and development	5,190	7,983	10,431	12,379

Total operating expenses	39,761	34,395	77,440	66,282

Income from operations	50,855	48,751	89,009	90,179
Changes in fair values of equity method investments, net	(131,834)	13,082	25,816	(467)
Changes in fair values of equity and long-term investments, net	(29,153)	11,280	4,422	(54,019)
Interest and dividend income	7,599	4,925	18,586	9,463
Interest expense	(5,472)	(4,663)	(10,909)	(9,374)
Other expense, net	(15)	(777)	(381)	(1,773)

Income (loss) before income taxes	(108,020)	72,598	126,543	34,009
Income tax benefit (expense)	24,600	(8,910)	(23,368)	(16,905)

Net income (loss)	$(83,420)	$63,688	$103,175	$17,104

Net income (loss) per share:
Basic	$(1.14)	$1.01	$1.40	$0.27
Diluted	$(1.14)	$0.77	$1.25	$0.24
Shares used to compute net income (loss) per share:
Basic	73,421	62,865	73,789	62,787
Diluted	73,421	84,452	84,529	84,342

(1) Total net revenue is comprised of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)		(unaudited)
Royalties	$59,790	$67,336	$118,413	$128,599
Amortization of capitalized fees	(3,456)	(3,456)	(6,912)	(6,912)

Royalty revenue, net	$56,334	$63,880	$111,501 #	$121,687

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$570,388	$550,941
Royalty and product sale receivables	110,616	93,317
Inventory	38,968	39,172
Prepaid expense and other current assets	24,726	28,358
Current portion of ISP Fund investments	8,668	15,727
Property and equipment, net	2,133	1,555
Equity method and equity and long-term investments	660,850	598,223
Capitalized fees	49,226	56,138
Right-of-use assets	10,377	10,929
Goodwill	17,905	17,905
Intangible assets	168,976	182,156
Other assets	39,894	40,744

Total assets	$1,702,727	$1,635,165

Liabilities and stockholders’ equity
Other current liabilities	$39,431	$43,808
Accrued interest payable	1,618	1,618
Deferred revenue	6,015	4,270
Convertible senior notes, due 2028, net	258,454	257,731
Deferred tax liabilities, net	36,739	31,793
Income tax payable, long term	59,932	57,013
Other long term liabilities	67,276	66,091
Stockholders’ equity	1,233,262	1,172,841

Total liabilities and stockholders’ equity	$1,702,727	$1,635,165

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2026	2025
Net cash provided by operating activities	$87,254	$92,690
Net cash used in investing activities	(18,256)	(1,552)
Net cash provided by (used in) financing activities	(49,551)	1,430

Net change	$19,447	$92,568
Cash and cash equivalents at beginning of period	550,941	304,964

Cash and cash equivalents at end of period	$570,388	$397,532

Investors and media contact

Irwin Tendler

Head of Investor Relations

Executive Director, Corporate Development

investors.relations@inva.com